                                            Exhibit 99.1
Ark Restaurants Announces Financial Results for the Second Quarter of 2024

CONTACT:
Anthony J. Sirica
(212) 206-8800
ajsirica@arkrestaurants.com

NEW YORK, New York - May 13, 2024 -- Ark Restaurants Corp. (NASDAQ:ARKR) today reported financial results for the second quarter ended March 30, 2024.

Financial Results
Total revenues for the 13 weeks ended March 30, 2024 were $42,257,000 versus $41,897,000 for the 13 weeks ended April 1, 2023 and total revenues for the 26 weeks ended March 30, 2024 were $89,743,000 versus $89,342,000 for the 26 weeks ended April 1, 2023. As required by our lease, Gallagher's Steakhouse at the New York-New York Hotel and Casino in Las Vegas, NV was substantially closed for renovation in the prior period from February 5, 2023 through April 27, 2023. Revenues for the period from closure through April 1, 2023 were $714,000 as compared to $2,114,000 for the comparable period in the current fiscal quarter.
The Company's EBITDA, adjusted for items as set out in the table below, for the 13 weeks ended March 30, 2024 was $(321,000) versus $1,001,000 for the 13 weeks ended April 1, 2023. Net loss for the 13 weeks ended March 30, 2024 was $(1,449,000), or $(0.40) per basic and diluted share, compared to a net loss of $(484,000), or $(0.13) per basic and diluted share for the 13 weeks ended April 1, 2023.
The Company's EBITDA, excluding gains on the forgiveness of Paycheck Protection Program Loans (the "PPP Loan Forgiveness") and adjusted for the other items as set out in the table below, for the 26 weeks ended March 30, 2024 was $2,251,000 versus $4,020,000 for the 26 weeks ended April 1, 2023. Net loss for the 26 weeks ended March 30, 2024 was $(79,000) (which includes PPP Loan Forgiveness of $285,000) or $(0.02) per basic and diluted share, compared to net income of $1,241,000 (which includes PPP Loan Forgiveness of $272,000) or $0.34 per basic and diluted share for the 26 weeks ended April 1, 2023.
On May 7, 2024, the Board of Directors declared a quarterly cash dividend of $0.1875 per share to be paid on June 12, 2024 to shareholders of record of the Company's common stock at the close of business on May 31, 2024.
As of March 30, 2024, the Company had a cash balance of $10,412,000 and total outstanding debt of $6,241,000.

About Ark Restaurants Corp.
Ark Restaurants owns and operates 17 restaurants and bars, 16 fast food concepts and catering operations primarily in New York City, Florida, Washington, DC, Las Vegas, Nevada and the gulf coast of Alabama. Four restaurants are located in New York City, one is located in Washington, DC, five are located in Las Vegas, Nevada, one is located in Atlantic City, New Jersey, four are located on the east coast of Florida and two are located on the Gulf Coast of Alabama. The Las Vegas operations include four restaurants within the New York-New York Hotel & Casino Resort and operation of the hotel's room service, banquet facilities, employee dining room and six food court concepts and one restaurant within the Planet Hollywood Resort and Casino. In Atlantic City, New Jersey, the Company operates a restaurant in the Tropicana Hotel and Casino. The Florida operations include the Rustic Inn in Dania Beach, Shuckers in Jensen Beach, JB’s on the Beach in Deerfield Beach, Blue Moon Fish Company in Lauderdale-by-the-Sea and the operation of four fast food facilities in Tampa and six fast food facilities in Hollywood, each at a Hard Rock Hotel and Casino operated by the Seminole Indian Tribe at these locations. In Alabama, the Company operates two Original Oyster Houses, one in Gulf Shores and one in Spanish Fort.

Cautionary Note Regarding Forward-Looking Statements
Except for historical information, this news release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements involve unknown risks, and uncertainties that may cause the Company's actual results or outcomes to be materially different from those anticipated and discussed herein. Important factors that might cause such differences are discussed in the Company's filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results could differ materially from those anticipated in these forward-looking statements, if new information becomes available in the future.

Non-GAAP Financial Information
This news release includes non-generally accepted accounting principles ("GAAP") performance measures. Although Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") is not a measure of performance or liquidity calculated in accordance with GAAP, the Company believes the use of this non-GAAP financial measure enhances an overall understanding of the Company's past financial performance as well as providing useful information to the investor because of its historical use by the Company as both a performance measure and measure of liquidity, and the use of EBITDA by virtually all companies in the restaurant sector as a measure of both performance and liquidity. However, investors should not consider this measure in isolation or as a substitute for net income (loss), operating income (loss), cash flows from operating activities or any other measure for determining the Company's operating performance or liquidity that is calculated in accordance with GAAP as it may not necessarily be comparable to similarly titled measure employed by other companies.

ARK RESTAURANTS CORP.
Consolidated Condensed Statements of Operations
For the 13- and 26- week periods ended March 30, 2024 and April 1, 2023
(In Thousands, Except per share amounts)

	13 Weeks Ended March 30, 2024	13 Weeks Ended April 1, 2023	26 Weeks Ended March 30, 2024	26 Weeks Ended April 1, 2023

TOTAL REVENUES	$42,257	$41,897	$89,743	$89,342
COSTS AND EXPENSES:
Food and beverage cost of sales	12,138	11,795	24,209	24,231
Payroll expenses	15,512	15,311	32,488	31,833
Occupancy expenses	5,775	5,255	12,107	11,438
Other operating costs and expenses	5,836	5,352	11,928	11,283
General and administrative expenses	3,141	3,023	6,461	6,159
Depreciation and amortization	1,057	1,138	2,149	2,171
Total costs and expenses	43,459	41,874	89,342	87,115
OPERATING INCOME (LOSS)	(1,202)	23	401	2,227
OTHER (INCOME) EXPENSE:
Interest expense, net	150	248	310	588
Other income	—	—	(26)	—
Gain on forgiveness of PPP Loans	—	—	(285)	(272)
Total other (income) expense, net	150	248	(1)	316
INCOME (LOSS) BEFORE PROVISION (BENEFIT) FOR INCOME TAXES	(1,352)	(225)	402	1,911
Provision (benefit) for income taxes	(147)	19	11	133
CONSOLIDATED NET INCOME (LOSS)	(1,205)	(244)	391	1,778
Net income attributable to non-controlling interests	(244)	(240)	(470)	(537)
NET INCOME (LOSS) ATTRIBUTABLE TO ARK RESTAURANTS CORP.	$(1,449)	$(484)	$(79)	$1,241

NET INCOME (LOSS) ATTRIBUTABLE TO ARK RESTAURANTS CORP. PER COMMON SHARE:
Basic	$(0.40)	$(0.13)	$(0.02)	$0.34
Diluted	$(0.40)	$(0.13)	$(0.02)	$0.34

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	3,604	3,600	3,604	3,600
Diluted	3,604	3,600	3,604	3,646

EBITDA Reconciliation:
Income (loss) before provision (benefit) for income taxes	$(1,352)	$(225)	$402	$1,911
Depreciation and amortization	1,057	1,138	2,149	2,171
Interest expense, net	150	248	310	588
EBITDA (a)	$(145)	$1,161	$2,861	$4,670
EBITDA, adjusted:
EBITDA (as defined) (a)	$(145)	$1,161	$2,861	$4,670
Non-cash stock option expense	68	80	145	159
Gain of forgiveness of PPP Loans	—	—	(285)	(272)
Net income attributable to non-controlling interests	(244)	(240)	(470)	(537)
EBITDA, as adjusted	$(321)	$1,001	$2,251	$4,020

(a)EBITDA is defined as earnings before interest, taxes, depreciation and amortization. A reconciliation of EBITDA to the most comparable GAAP financial measure, pre-tax income, is included above.
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